UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2010

TTM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-31285	91-1033443
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2630 South Harbor Boulevard, Santa Ana, CA	92704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 327-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective July 8, 2010, our board of directors increased its size from seven members to ten members and appointed Dr. Jacques S. Gansler, Mr. Ronald W. Iverson, and Dr. Dov S. Zakheim to fill the vacancies created by the increase in the size. Dr. Gansler will serve as a Class II director with a term expiring in 2011, Mr. Iverson will serve as a Class III director with a term expiring in 2012, and Dr. Zakheim will serve as a Class I director with a term expiring in 2013.
As previously disclosed in our proxy statement/prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) of the Securities Act of 1933, as amended (Registration Statement No. 333-164012), we expect to enter into a Special Security Agreement, or SSA, with the U.S. Department of Defense pertaining to our corporate governance and operations, and that the SSA will require the appointment of directors with strong national security qualifications and no prior relationship with us. The appointment of Dr. Gansler, Mr. Iverson, and Dr. Zakheim, each of whom has strong national security qualifications and no prior relationship with us or our principal stockholders, is part of these previously disclosed arrangements to mitigate foreign ownership, control, or influence that may be attributable to our PCB Combination (described in our proxy statement/prospectus).
Dr. Gansler will serve on our Nominating and Corporate Governance Committee, Mr. Iverson will serve on our Compensation Committee, and Dr. Zakheim will serve on our Audit Committee. Since the beginning of our last fiscal year, there have been no related party transactions between Dr. Gansler, Mr. Iverson, or Dr. Zakheim and our company.
As further described under Item 8.01 hereof, in connection with their election to our board of directors, we granted each of Dr. Gansler, Mr. Iverson, and Dr. Zakheim an option to purchase 20,000 shares of our common stock at a per share exercise price of $9.54 and restricted stock units with respect to 7,575 shares of our common stock. We are also entering into an indemnification agreement with each new director in the form previously filed as Exhibit 10.15 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2010.
On July 8, 2010, we issued a press release announcing the election of Dr. Gansler, Mr. Iverson, and Dr. Zakheim to our board of directors. A copy of this press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 5.02.

Item 8.01	Other Events.
Effective July 8, 2010, our board of directors also approved changes to our director compensation program. Based on relevant compensation survey data and discussions with our third-party compensation consultant, Mercer (USA) Inc., our compensation committee recommended to our board of directors certain adjustments to our director compensation program to better target the market median for director compensation. The changes made July 8, 2010 are part of our board’s overall plan to adjust director compensation levels over a two-year period to approximate the 50th percentile of our company’s new peer group.
Members of our board of directors who are also employees are not separately compensated for their services as directors. Our non-employee directors will now receive the following compensation: an annual cash retainer of $50,000, an annual cash retainer of $4,000 for each board committee of which he is a member, and reimbursement of expenses relating to board and board committee meetings. In addition, the chairman of the board will receive an annual cash retainer of $50,000, and the chairmen of our various board committees will receive annual cash retainers as follows: $13,000 to our audit committee chairman, $10,000 to our compensation committee chairman, and $8,000 to our nominating and corporate governance committee chairman.

Upon initial election, each non-employee director receives an option to purchase 20,000 shares of our common stock. The options provided to the non-employee directors expire on the tenth anniversary of the grant date and vest over a four-year period. Effective July 8, 2010, each of our eight non-employee directors received restricted stock units for 7,575 shares of common stock, representing a value of $75,000 based on the 6-month trailing average closing price ($9.90) of our common stock as of the July 8, 2010 grant date. In the future, at each annual meeting of stockholders, each non-employee director will receive restricted stock units having a fair value on the award date of $75,000 based upon the average closing price of our common stock over the six-month period preceding the grant date. The restricted stock units awarded to the non-employee directors vest in full on the first anniversary of the grant date and delivery of the underlying shares of common stock is deferred until retirement from the board of directors.

Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated July 8, 2010

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2010	TTM TECHNOLOGIES, INC.
	By:	/s/ Steven W. Richards
Steven W. Richards
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated July 8, 2010

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